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                                                                       Exhibit 5



                              May 20, 1999



Citrix Systems, Inc.
6400 NW 6th Way
Fort Lauderdale, FL  33309

     Re:  S-3 Registration Statement
          --------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by Citrix Systems, Inc. (the "Company") with the Securities and Exchange Commission on or about May 20, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of $850,000,000 aggregate principal amount at maturity of Zero Coupon Convertible Subordinated Debentures due March 22, 2019 (the "Debentures") and shares of Common Stock issuable upon conversion of the Debentures (the "Conversion Shares") to be sold by certain securityholders listed in the Registration Statement (the "Selling Securityholders").

     Based upon such investigation as we have deemed necessary, we are of the opinion that (1) the Debentures, when sold by the Selling Securityholders in the manner described in the Registration Statement, will be legally and validly issued and will represent binding obligations of the Company and (2) the Conversion Shares, when sold by the Selling Securityholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."

                              Very truly yours,

                              /s/ Testa, Hurwitz & Thibeault, LLP

                              TESTA, HURWITZ & THIBEAULT, LLP